EXHIBIT 99.1


       Additional New Data from Satraplatin SPARC Phase 3 Investigational

                     Trial Presented at ASCO Annual Meeting


o All pre-specified subset analyses of progression-free survival in the SPARC Phase 3 trial consistently demonstrate a reduction in relative risk of disease progression for patients receiving satraplatin. These analyses included prior Taxotere use, geographies, as well as presence or absence of pain.

o The two major causes of progression in the SPARC trial - radiologic progression and pain progression - were each associated with a 36% reduction in relative risk of disease progression.

Chicago, Ill., June 4, 2007 - Pharmion Corporation (NASDAQ: PHRM) and GPC Biotech AG (Frankfurt Stock Exchange: GPC; TecDAX index; NASDAQ: GPCB) today announced the presentation of additional data from the double-blind, randomized satraplatin Phase 3 registrational trial, the SPARC trial (Satraplatin and Prednisone Against Refractory Cancer). The data are being presented today at the Annual Meeting of the American Society for Clinical Oncology (ASCO) in Chicago. The SPARC trial is evaluating satraplatin plus prednisone versus placebo plus prednisone in 950 patients with hormone-refractory prostate cancer (HRPC) whose prior chemotherapy has failed. A New Drug Application (NDA) for satraplatin is currently under priority review by the U.S. Food and Drug Administration (FDA).

"Today hormone-refractory prostate cancer patients whose chemotherapy has failed have no approved treatment options. The data I have presented today from the SPARC trial show that satraplatin lowers the risk of disease progression by 33% compared to control. The data are consistent across numerous pre-defined subsets, including patients previously treated with Taxotere," said Cora Sternberg, M.D., FACP, Chief of the Department of Medical Oncology at the San Camillo and Forlanini Hospitals, Rome, Italy and one of the principal investigators of the SPARC registrational trial. "I believe these efficacy results, together with satraplatin's manageable side effect profile, mean that, if approved, satraplatin will represent an important new therapy option for patients with advanced prostate cancer whose prior chemotherapy has failed."


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The relative risk of disease progression favored satraplatin for all pre-specified patient subsets, including prior Taxotere use, geographies, and the presence or absence of pain. For each of the 20 subsets presented today, the reduction in relative risk of disease progression ranged from 26% to 46%, corresponding to hazard ratios between 0.74 and 0.54.

Disease progression in the SPARC trial was defined as the first occurrence of any of several types of progression, including radiologic tumor progression (RECIST for soft tissue lesions or two or more new lesions on a bone scan); skeletal-related events (including a bone fracture, bone surgery or initiation of bisphosphonates); symptomatic progression (pain, weight loss, worsening of performance status); or death from any cause. Approximately 37% of patients in the trial progressed by pain and approximately 36% progressed on radiologic evidence. The hazard ratio for PFS for the subset of patients with pain progression or death was 0.64 (95% CI: 0.51-0.79, p=0.0001), representing a 36% reduction in the relative risk of progression. The hazard ratio for PFS for the subset of patients with radiologic progression or death was 0.64 (95% CI:
0.51-0.81, p=0.0001), representing a 36% reduction in the relative risk of progression. The hazard ratio for PFS for the subset of patients who progressed in ways other than radiologic or pain progression was 0.86 (95% CI: 0.63-1.17, p > 0.05).

In accordance with the recommendation of the independent Data Monitoring Board for the SPARC trial, patients who have not progressed continue to be treated and all patients will be followed for overall survival. As previously communicated, the interim analysis for overall survival conducted in June 2006 showed a trend, although not statistically significant, in favor of the satraplatin arm.

PFS data as observed by the clinical site investigators were also presented today. Compared to the PFS data previously reported, these progression events were not adjudicated by the blinded independent review committee. The hazard ratio for PFS for the intent-to-treat population per investigator observation was 0.58 (95% CI: 0.50-0.67, p = 0.000000000002). Median time to progression was
16.0 weeks for the satraplatin arm versus 6.0 weeks for control. The hazard ratio for PFS for the intent-to-treat population treated with prior Taxotere(R) (docetaxel) per investigator observation was 0.52 (95% CI: 0.42-0.65, p=0.000000002), with a median time to progression of 15.3 weeks for the satraplatin arm compared to 5.6 weeks for control. These data are consistent with the PFS outcomes as adjudicated by the blinded independent review committee.

Safety findings in the SPARC trial were consistent with previous clinical studies involving satraplatin. Myelosuppression (decrease in the production of blood cells by the bone marrow) was the most common adverse reaction associated with satraplatin therapy. Twenty-one percent of patients in the satraplatin arm

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experienced grade 3 or 4 thrombocytopenia; 14% had grade 3 or 4 leucopenia and
21% had grade 3 or 4 neutropenia. Gastrointestinal disorders were the most frequent non-hematological adverse events (occurring in 57.9% of the patients receiving satraplatin). Eight percent of patients in the satraplatin arm experienced grade 3 or 4 gastrointestinal toxicities, including nausea (1.3%), vomiting (1.6%), diarrhea (2.1%) and constipation (2.1%). Additionally, 5% or less of patients in the satraplatin arm experienced grade 3 or 4 fatigue (1.7%), grade 3 or 4 infections (4.0%) and pulmonary/respiratory grade 3 or 4 toxicities (3.0%).

Preliminary data from Phase 2 trial evaluating satraplatin plus Taxol in non-small cell lung cancer also published in ASCO educational book

Preliminary data from an ongoing Phase 2 trial evaluating satraplatin plus Taxol(R) (paclitaxel) in the first-line treatment of patients with advanced non-small cell lung cancer were also published in the ASCO educational book (Shipley, D. et al. Phase II trial of satraplatin and paclitaxel in the first-line treatment of advanced non-small cell lung cancer). Data from 24 patients were available for analysis; a total of approximately 40 patients are expected to be enrolled in the study. This preliminary analysis showed that satraplatin plus Taxol appears to have activity in this treatment setting. In an effort to reduce myelosuppression in the study, the satraplatin dose has been lowered to 70 mg/m(2) from 80 mg/m(2). The study continues to enroll and follow patients.

About Satraplatin

Satraplatin, an investigational drug, is a member of the platinum family of compounds. Platinum-based drugs are a critical part of modern chemotherapy treatments and are used to treat a wide variety of cancers. All platinum drugs currently on the market require intravenous administration. Satraplatin is an oral compound that clinical trial patients are able to take at home. Satraplatin is not currently approved by the FDA in the United States, by the EMEA in the European Union or any other regulatory authority and no conclusions can or should be drawn regarding its safety and efficacy.

A Phase 3 registrational trial, called SPARC, is evaluating satraplatin plus prednisone versus placebo plus prednisone in 950 patients with hormone-refractory prostate cancer whose prior chemotherapy has failed. Data from the trial on progression-free survival and on safety have been presented at recent medical conferences.

GPC Biotech has a co-development and license agreement with Pharmion GmbH, a wholly owned subsidiary of Pharmion Corporation, under which Pharmion has been granted exclusive commercialization rights to satraplatin for Europe and certain other territories. Pharmion has indicated it expects to complete

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the Marketing Authorization Application (MAA) for satraplatin for Europe in the second quarter of 2007. GPC Biotech in-licensed satraplatin from Spectrum Pharmaceuticals, Inc. in 2002.

Satraplatin has been studied in clinical trials involving a range of tumors. Trials evaluating the effects of satraplatin in combination with radiation therapy, in combination with other cancer therapies and in a number of cancer types are underway or planned.

About Pharmion

Pharmion is a biopharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world's first approved epigenetic drug, Vidaza(R), a DNA demethylating agent. For additional information about Pharmion, please visit Pharmion's website at www.pharmion.com.

About GPC Biotech

GPC Biotech AG is a publicly traded biopharmaceutical company focused on discovering, developing and commercializing new anticancer drugs. GPC Biotech's lead product candidate satraplatin is currently under review by the U.S. FDA for hormone-refractory prostate cancer patients whose prior chemotherapy has failed. GPC Biotech is also developing a monoclonal antibody with a novel mechanism-of-action against a variety of lymphoid tumors, currently in Phase 1 clinical development, and has ongoing drug development and discovery programs that leverage its expertise in kinase inhibitors. GPC Biotech AG is headquartered in Martinsried/Munich (Germany), and has a wholly owned U.S. subsidiary headquartered in Princeton, New Jersey. For additional information, please visit GPC Biotech's Web site at www.gpc-biotech.com.

This press release contains forward-looking statements, which express the current beliefs and expectations of the management of GPC Biotech AG and Pharmion Corporation, including statements relating to results of the SPARC trial and statements relating to the potential efficacy and safety profile of satraplatin. Such statements are based on current expectations and are subject to risks and uncertainties, many of which are beyond our control, that could cause future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially depending on a number of factors, and we caution investors not to place undue reliance on the forward-looking statements contained in this press release. In particular, there can be no guarantee that additional information relating to the safety, efficacy or tolerability of satraplatin may be discovered upon further analysis of data from the SPARC trial or analysis of additional data from other ongoing clinical trials for satraplatin. Furthermore, we cannot guarantee that satraplatin will be approved for marketing in a timely manner, if at all, by regulatory authorities nor that, if marketed, satraplatin will be a successful commercial product. We direct you to GPC Biotech's Annual Report on Form 20-F for the fiscal year ended December 31, 2005, Pharmion's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and other reports filed with the U.S. Securities and Exchange Commission for additional details on the important factors that may affect the future results, performance and achievements of either Pharmion or GPC Biotech. Forward-looking statements speak only as of the date on which they are made and neither Pharmion nor GPC Biotech undertakes any obligation to update these forward-looking statements, even if new information becomes available in the future.

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Satraplatin has not yet been approved by the FDA in the U.S., the EMEA in Europe or any other regulatory authority and no conclusions can or should be drawn regarding its safety or effectiveness. Only the relevant regulatory authorities can determine whether satraplatin is safe and effective for the use(s) being investigated.

Taxotere(R) (docetaxel) is a registered trademark of Aventis Pharma S.A. Taxol(R) (paclitaxel) is a registered trademark of Bristol-Myers Squibb Company.


Contacts:

GPC Biotech AG
Martin Braendle
Director, Investor Relations & Corporate Communications
Phone: +49 (0)89 8565 2693
ir@gpc-biotech.com

In the U.S.: Laurie Doyle
Director, Investor Relations & Corporate Communications
Phone: +1 609 524 5884
usinvestors@gpc-biotech.com

Pharmion Corporation
Breanna Burkart/Anna Sussman
Directors, Investor Relations and Corporate Communications
Phone: +1 720 564 9144 or +1 720  564 9143
ir@pharmion.com

Additional Media Contacts for GPC Biotech:
In Europe:  Maitland
Brian Hudspith
Phone: +44 (0)20 7379 5151
bhudspith@maitland.co.uk

In the U.S.: Russo Partners, LLC
David Schull
Phone: +1 212 845 4271
david.schull@russopartnersllc.com

Additional Media Contacts for Pharmion:
Tara May
+1 303 646 7832